UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

APPLE REIT EIGHT, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-140548	20-8268625
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Eight, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01, Item 2.01 and Item 9.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

On November 15, 2007, we caused our purchasing subsidiary, Apple Eight Hospitality Ownership, Inc., to enter into a purchase contract for the potential purchase of a hotel located in New York, New York. The purchase contract between 57th Street Owner, LLC, as the seller, is for Hotel 57 containing 200 guest rooms. The purchase price for the hotel is $99,000,000. There can be no assurance at this time that our purchasing subsidiary will in fact purchase this hotel.

The seller does not have any material relationship with us or our subsidiaries, other than through the purchase contract. The initial deposit under the purchase contract was $5,000,000. This initial deposit is refundable to our purchasing subsidiary if it elects to terminate the purchase contract during the “review” period. If the purchase contract is not terminated during the review period, an additional deposit of $2,000,000 is due by December 2, 2007. If our purchasing subsidiary terminates the purchase contract after the review period but before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits to the seller. If a closing occurs under the purchase contract, the deposits will be credited toward the purchase price.

The deposit under the purchase contract was funded by the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposit and payment of the purchase price under the purchase contract also would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

The real property that the hotel is constructed on is subject to the terms and conditions of a ground lease. Under the purchase contract our purchasing subsidiary would assume the ground lease if a closing occurs.

Our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the hotel. Our purchasing subsidiary may become aware of facts or conditions pertaining to the hotel as a result of its review that will cause us to terminate the agreement to purchase the hotel.

Certain closing conditions must be met before or at the closing, and are not currently satisfied. They include, but are not limited to, the following: the seller having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained and the assignment and assumption of the ground lease. If any of the closing conditions under the purchase contract are not satisfied by the seller, our purchasing subsidiary may terminate the purchase contract and receive a refund of the deposits.

Accordingly, as of the date of this report and until the closing of the purchase of the hotel, there can be no assurance that our purchasing subsidiary will acquire the hotel.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 16, 2007, our indirect wholly-owned subsidiary, Apple Eight Hospitality Ownership, Inc., closed on the purchase of a hotel located in Harrisonburg, Virginia. The hotel acquired by our purchasing subsidiary is a Courtyard by Marriott® containing 125 guest rooms. The purchase price for the hotel was approximately $23 million. The seller has no material relationship with us or our subsidiaries, other than through the purchase contract and other related contracts.

The purchase price for the hotel was funded by our ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share).

As a result of the closing described above, a total of three closings have occurred under a purchase contract executed on September 4, 2007 for the potential purchase of eight hotels. Additional information regarding the purchase contract, the hotel listed above and the remaining five hotels is set forth in our Form 8-K dated September 4, 2007 and filed with the Securities and Exchange Commission on September 7, 2007, which is incorporated herein by reference. There can be no assurance at this time that any further closings will occur under the purchase contract.

Item 9.01.	Financial Statements and Exhibits.

a.	Financial statements of businesses acquired.

(Financial statements will be filed as necessary by amendment within the required time period)

b.	Pro forma financial information.

(Pro forma financial information will be filed as necessary by amendment within the required time period)

c.	Shell company transaction.

None

d.	Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Eight, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

November 19, 2007